Exhibit 99.1

FOR IMMEDIATE RELEASE

Counsel Corporation Announces Important Milestones for its Counsel RB Capital Subsidiary

June 3, 2009 – Toronto, Ontario - Counsel Corporation (TSX:CXS) announced today that Counsel RB Capital LLC (“Counsel RB”) has acquired Greystone Private Equity LLC (“Greystone”), a subsidiary of Greystone & Co. Holdings LLC, for US$5.9 million, including approximately US$3.0 million in debt.  The assets of Greystone are consistent with Counsel RB’s mandate and include six separate equipment, industrial and real estate assets that Counsel RB will look to monetize in the coming weeks and months.

Counsel RB specializes in the acquisition and disposition of distressed and surplus assets throughout North America. In addition to purchasing various types of assets, Counsel RB also arranges traditional asset disposition services such as on-site and webcast auctions, liquidations and negotiated sales. The acquisition of Greystone provides Counsel RB with an initial portfolio and a solid platform for growth in its area of expertise.

Counsel RB also announced that it has arranged a revolving credit facility with Israel Discount Bank of New York. This facility will further enhance Counsel RB’s capacity to acquire distressed and surplus assets, including equipment for resale, turnkey sale, bulk sale, public auction and other similar forms of disposition activity.

 “With the acquisition of Greystone and establishment of the line of credit, we are aggressively moving forward with our mandate to opportunistically acquire assets in the current market environment,” said Allan Silber, Chairman and CEO of Counsel Corporation and C2 Global Technologies Inc.  C2 (OTCBB:COBT), 91% owned by Counsel, owns Counsel RB in partnership with its Co-CEOs.

“We have been strategically positioning ourselves to take advantage of the opportunities that have presented themselves, and we are now able to capitalize on them,” said Jonathan Reich, Co-CEO of Counsel RB.  “Greystone’s assets are consistent with what we have done over the past 20 years, and the support of Counsel together with the access to credit will allow us to seek additional investments as well,” said Adam Reich, Counsel RB’s other Co-CEO.

About Counsel Corporation
Counsel Corporation (TSX: CXS) is an international asset management firm that actively partners with businesses to achieve shared success and to unlock value through leveraging our relationships, our access to capital and our strategic market experience.  For further information, please visit Counsel’s website at www.counselcorp.com.

About Counsel RB Capital LLC
Counsel RB Capital LLC specializes in the acquisition and disposition of distressed and surplus assets throughout the United States and Canada, including industrial machinery and equipment, real estate, inventories, accounts receivable~~s~~ and distressed debt.  In addition to purchasing various types of assets, Counsel RB also arranges traditional asset disposition services such as on-site and webcast auctions, liquidations and negotiated sales.

About C2 Global Technologies Inc.
C2’s (OTCBB:COBT) primary business is the development and licensing of its patents, which include two foundational patents in VoIP technology.  C2 is also involved in the acquisition and disposition of distressed and surplus assets through its interest in Counsel RB Capital.  For further information, please visit C2’s website at www.c-2technologies.com.

Forward-Looking Statements
The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties.  All statements, other than statements of historical facts, which address Counsel’s and C2’s expectations, should be considered as forward-looking statements.  Such statements are based on knowledge of the environment in which Counsel and C2 each currently operates, but because of the factors listed herein, as well as other factors beyond Counsel’s or C2’s control, actual results may differ materially from the expectations expressed in the forward-looking statements.  Important factors that may cause actual results to differ from anticipated results include, but are not limited to, obtaining necessary approvals and other risks detailed from time to time in Counsel’s and C2’s securities and other regulatory filings.

Contact:	Stephen Weintraub
Executive Vice President, Secretary & CFO
saw@counselcorp.com
Tel: (416) 866-3058